                                                                    Exhibit 4.3

--------------------------------------------------------------------------------


                           WARRANT PURCHASE AGREEMENT


                                   dated as of


                                  May 26, 1994


                                     between


                                WASTE-QUIP, INC.

                                       and

                      BANC ONE CAPITAL PARTNERS CORPORATION

--------------------------------------------------------------------------------

                           WARRANT PURCHASE AGREEMENT
                           --------------------------


                  THIS WARRANT PURCHASE AGREEMENT (this "Agreement") dated as of the 26th day of May, 1994, by and between WASTE-QUIP, INC., an Ohio corporation (the "Company"), and Banc one Capital Partners Corporation, a Texas corporation ("BOCP" or the "Purchaser").

                                   WITNESSETH:
                                   -----------

                  WHEREAS, pursuant to that certain Loan Agreement dated as of May 26, 1994 among the Company, Waste-Quip Manufacturing Company, an Ohio corporation (formerly known as Accurate Industries, Inc.) ("WQMC") and BOCP (such Loan Agreement, as the same may be modified, amended or supplemented from time to time, being hereinafter referred to as the "Loan Agreement"), the Purchaser has agreed to make a loan to the Company and WQMC subject to the terms and conditions therein;

                  WHEREAS, in order to induce the Purchaser to enter into the Loan Agreement, to make a loan as provided therein and to perform certain other agreements, the Company has agreed to issue to the Purchaser warrants initially exercisable for a number shares of the Common Stock of the Company equal to either seven and eighty-five one-hundredths percent (7.85%) or nine and ninety-five one-hundredths percent (9.95%), depending upon the Aggregate Loan Amount, referred to below, of the fully diluted outstanding shares of the Class A Common Stock of the Company, all as more fully set forth below;

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  DEFINITIONS.

                  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Loan Agreement or in the Warrant, defined below.

SECTION 2.  ISSUANCE OF WARRANTS.

                  2.1 ISSUANCE OF WARRANTS. Subject to the terms and conditions in the Loan Agreement, at the Closing, the Company shall issue to the Purchaser a Warrant in the form of EXHIBIT A attached hereto (the "Warrant") initially exercisable for the purchase of the number of shares of Common Stock (as subject to vesting and adjustment as provided in the Warrant) of the Company determined as follows: (i) if, as of the date which is 90 days subsequent to the Original Issue Date, the Aggregate Loan Amount equals $9,000,000, such number shall be 119,535, and (ii) if, as of such date the Aggregate Loan Amount is $10,000,000, such number shall be 155,455, in the first case representing 7.85% and in the second case representing 9.95%, of the Fully Diluted Outstanding Common Stock of the Company as of the Original Issue Date, at a per share purchase price equal to $0.005 (the initial "Current Warrant Price", as subject to adjustment as provided in the Warrant).

                  2.2 ALLOCATION OF THE ISSUE PRICE. The Company and the Purchaser hereby acknowledge that for purposes of Section 1273(c)(2) of the Code, the allocated issue price of the Warrant for such purposes is equal to $50.00 for the Warrant in its entirety. The Company and the Purchaser agree that the foregoing issue price is a fair approximation of the fair market value of the Warrant and that they shall use the foregoing issue price for all federal, state and local income tax purposes.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  The Company hereby represents and warrants to the Purchaser as follows:

                  (a) The Company has full legal right, power and authority to enter into and perform this Agreement and the Warrant, and the execution, delivery and performance by the Company of this Agreement and the Warrant are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Company's articles of incorporation or code of regulations, (ii) violate any Applicable Law, (iii) breach or violate any agreement, instrument, document or other contractual restriction binding on or affecting the Company or any of its Subsidiaries or any of their other properties, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the other assets of the Company or any of its Subsidiaries except as provided for by the Financing Agreements, as defined in the Loan Agreement.

                  (b) Except for any filings which may be required under applicable federal and state securities laws, which the Company undertakes to make in accordance with such laws, no Governmental Approval is required for the due execution, delivery and performance by the Company of this Agreement and the Warrant.

                  (c) This Agreement is, and the Warrant when delivered hereunder will be, duly executed and delivered (and in the case of the Warrant, validly issued and free and clear of all Liens (other than those created by the actions of the Purchaser), and fully paid and non-assessable and issued without violation of any preemptive rights), and legal, valid and binding obligations-of the Company enforceable against the Company in accordance with their respective terms. The shares of Common Stock issuable upon exercise of the Warrant have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the

Warrant, will be validly issued, fully paid and non-assessable, free and clear of all Liens (other than those created by the actions of the Purchaser), and issued without violation of any preemptive rights.

                  (d) Neither the Company nor any of its Subsidiaries is in default under or in respect of any agreement, document, instrument or other contractual obligation which materially adversely affects the ability of the Company to perform its obligations under this Agreement and the Warrant.

                  (e) Except for the Senior Loan Agreement, noncontractual obligation of the Company or any of its Subsidiaries applicable to or binding upon the Company or any of its Subsidiaries or their assets, individually or in the aggregate, materially adversely affects the Company's ability to perform its obligations under this Agreement and the Warrant.

                  (f) There is not pending or threatened any action or proceeding affecting the Company or any of its Subsidiaries or their assets before any court, governmental agency or arbitrator, which materially adversely affects the legality, validity or enforceability of this Agreement or the Warrant.

                  (g) The authorized capital stock of the Company consists of
(i) 2,000,000 shares of Common Stock, of which 904,060 shares are issued and outstanding, 160,000 shares are reserved for issuance upon conversion of the Company's outstanding Class B Common Shares, without par value, of the Company (the "Class B Common Shares"), 160,000 shares are reserved for issuance upon exercise of the Mayfab Warrant, 146,081 shares are reserved for issuance upon exercise of the BOCPII Warrant, 155,455 shares are reserved for issuance upon exercise of the Warrant, and 110,713 are reserved for issuance upon exercise of stock options granted pursuant to the Company's Outside Director Stock Option Plan and Key Employee Stock Option Plan; (ii) 160,000 shares of Class B Common Shares, of which 160,000 shares are issued and outstanding; and (iii) 400,000 Preferred Shares, none of which are issued and outstanding. All the shares of Common Stock and Class B Common Shares Outstanding have been duly authorized and validly issued, are fully paid and non-assessable, free of pre-emptive rights and, except for 500 Shares of Common Stock issued to an employee of the Company in 1990, have been offered and issued without violation of the Securities Act or any applicable state securities or blue sky law or any pre-emptive rights of any Person. Except as provided in the Company's articles of incorporation, its code of regulations and the Shareholders' Agreement and as referred to hereinabove,
(i) there are no issued or outstanding Securities that are convertible into or exchangeable for shares of the Company's capital stock ("Convertible Securities"); (ii) there are no issued or outstanding subscriptions, options, warrants or other rights to purchase or acquire any shares of the Company's capital stock or any Convertible Securities ("Option Rights"); (iii) the Company is not a party to any agreement or understanding pursuant to which it is obligated to purchase or redeem any shares of its capital stock or any Convertible Securities or Option Rights and is not otherwise under any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any Convertible Securities or Option Rights; and (iv) to the best knowledge of the Company, no securities holder of the Company is a party to any voting agreement, voting trust, irrevocable proxy or other agreement affecting the voting rights of any shares of the Company's capital stock or any agreement providing for any "call" or "put" option, right of first refusal or offer or other right to acquire or dispose of any shares of the Company's capital stock or any Convertible Securities or Option Rights. Except as described in this Section 3(g), no additional shares of Common Stock will become issuable upon the exercise of any Outstanding Convertible Securities or Option Rights on account of the issuance or exercise of the Warrant.

                  (h) Based in part upon the accuracy of the representations and warranties of the Purchaser contained herein and of BOCPII contained in its Warrant Purchase Agreement with the Company dated as of even date herewith, the offer and sale of the Warrant hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act, and the rules and regulations thereunder, and all applicable state securities laws. The Company has not offered the Warrant to any Person other than the Purchaser, and, except for the BOCPII Warrant and the Mayfab Warrant, no securities of the same class as the Warrant have been offered and sold by the Company within the six-months' period immediately prior to the date hereof.

                  (j) No brokerage or finder's commissions or fees are payable in connection with the transactions contemplated by this Agreement on account of any action taken by the Company, its Affiliates or their representatives, except for Capital One Partners, and the Company will indemnify the Purchaser against and hold the Purchaser harmless from any liability, loss or expense (including, without limitation, reasonable attorneys' fees) arising in connection with any claim for any such commission or fees (including those of Capital One Partners).

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

                  The Purchaser hereby represents and warrants to the Company that (a) the Warrant is being acquired for the Purchaser's own investment and not with a present view to or for sale in connection with any distribution thereof to others; (b) the Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act; (c) the Purchaser has full legal right, power and authority to enter into and perform this

Agreement and the Warrant; (d) the execution and delivery of this Agreement by it and the consummation of the transactions contemplated hereby and by the Warrant have been duly authorized by all necessary corporate action; and (e) this Agreement and the Warrant constitute the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

SECTION 5.  MISCELLANEOUS.

                  5.1 EXPENSES. The Company agrees to pay, and save the Purchaser harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with the transactions contemplated by this Agreement or by the Warrant, including, without limitation, any stamp or similar taxes (including interest and penalties, if any) which may be determined to be payable in respect of the execution, delivery, issue and sale of the Warrant, the reasonable fees and expenses of counsel to the Purchaser in connection with the preparation of this Agreement and the issuance of the Warrant, including any modifications, amendments or consents to such agreements, the expense of preparing and issuing the Warrant, the cost of delivering the Warrant to such place as the Purchaser shall determine, insured to their satisfaction, and the costs and expenses incurred in the preparation of all certificates and letters on behalf of the Company and of the performance by the Company of and compliance with all agreements and conditions contained herein to be performed or complied with. The obligations of the Company under this Section
5.01 are in addition to the obligations of the Company under the Credit
Agreement.

                  5.2 NONWAIVER. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Company or the Purchaser shall operate as a waiver of such right or otherwise prejudice the rights, powers or remedies of such Person.

                  5.3 NOTICES. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled, delivered or personally served, at the addresses of the parties hereto (until notice of a change thereof is delivered as provided herein) as set forth below:

                             (i)    If to the Purchaser, at:

                                    Banc One Capital Partners Corporation
                                    10 West Broad Street
                                    Suite 400
                                    Columbus, Ohio 43215
                                    Attention:  Michael T. Kestner

                                    Telecopy No. (614) 224-7675

                                 With a copy to:

                                    Vorys, Sater, Seymour and Pease
                                    P.O. Box 1008
                                    52 East Gay Street
                                    Columbus, Ohio  43216-1008
                                    Attention:  Philip C. Johnston, Esq.
                                    Telecopy No. (614) 464-6350

                            (ii) If to the Company, at:

                                    Waste-Quip, Inc.
                                    25800 Science Park Drive
                                    Suite 140
                                    Beachwood, Ohio  44122
                                    Attention:  President and Chief Executive
                                    Officer
                                    Telecopy No. (216) 292-0625

                             With a copy to:

                                    Calfee Halter & Griswold
                                    1800 Society Building
                                    East Ninth & Superior Ave.
                                    Cleveland, Ohio 44114
                                    Attention: Thomas A. Cicarella, Esq.
                                    Telecopy No. (216) 241-0816

or to such other address as each party designates to the other in the manner herein prescribed. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective two Business Days after being deposited in the mails, or when telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

                  5.4 SURVIVAL. All warranties, representations, and covenants made herein or in any certificate or other instrument delivered by the parties hereto or on their behalf under this Agreement shall be considered to have been relied upon and shall survive the delivery of the Warrant and payment therefor, regardless of any investigation made by any such party or on their behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by such party hereunder.

                  5.5 AMENDMENT. This Agreement may be amended only by a written instrument signed by the Purchaser and the Company.

                  5.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company shall not have the right to assign any of its rights and obligations under this Agreement without the prior written consent of the Purchaser. Any transfer of any Warrant shall be deemed to constitute an automatic assignment of the rights of the Transferor hereunder to the transferee.

                  5.7 SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired.

                  5.8 HEADINGS. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

                  5.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

                  5.10 WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE PURCHASER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE WARRANT.

                  5.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  WASTE-QUIP, INC.


                                  By: /s/ Richard L. Garcia
                                      ----------------------------------
                                  Name: Richard L. Garcia
                                  Title: CFO


                                  BANC ONE CAPITAL PARTNERS
                                  CORPORATION


                                  By: /s/ Michael T. Kestner
                                      ----------------------------------
                                  Name: Michael T. Kestner
                                  Title: Vice President